SCHNECK WELTMAN & HASHMALL LLP
                   1285 Avenue of the Americas
                    New York, New York 10019
                        Tel 212-956-1500
                        Fax 212-956-3252




                         August 5, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20001

Attn:  Sarah L. Cunningham, Esq.


               Re:  Response USA, Inc.
                    Registration Statement on Form S-3
                    File No. 333-19527

Dear Sir or Madam:

          We file herewith Amendment No. 4 to the Registration
Statement on Form S-3 of Response USA, Inc. (the "Company"), relating to the exercise of currently outstanding warrants (the
"Registration Statement").

       1. As discussed with Mr. Shuman on August 4, the agreement with the holders of the 1996 Series A Convertible Preferred Stock specifically addresses the rights of the holders in the event the "trigger dates" are not met, including the required approval of the stockholders (see the ninth paragraph of the "Recent Developments" section). In such event, the holders shall have the immediate right to convert their Preferred Stock into shares of Common Stock, rather than wait until November 30, 1997. Consequently, the Company does not believe that any significant additional liability exists.

       2. The expert referred to herein is Paul Mahoney, a professor of law at the University of Virginia law school who regularly provides expert testimony concerning stock market and trading analysis. The disclosure has been revised to the foregoing, but Mr. Mahoney's name has not been included as it would not be material to an investor.

       3. The purchaser of the Common Stock was EC Capital Corp., a market maker in the Company's securities which is not otherwise affiliated with the Company. The disclosure has been revised accordingly.

       4. The disclosure has been revised to include the following:

The redemption price of the Preferred Stock was determined by negotiation between the Company and the holders of the Preferred Stock. Factors considered by the Company in agreeing to the redemption price included (i) the value to the Company and its stockholders in causing the holders of the Preferred Stock to refrain from converting until November 30, 1997, and (ii) the likelihood of additional legal actions by holders of Preferred Stock seeking to recover damages from the Company, the probability of success of such legal actions, as well as the potential recoveries by the holders in such legal actions.

          Should you require any additional information, please contact the undersigned at (212) 956-1500.

                                   Very truly yours,

                                   /s/THOMAS A. ROSE
                                   Thomas A. Rose

Enclosures

cc:  Richard M. Brooks, Esq.








  As filed with the Securities and Exchange Commission on August 7, 1997
                                              Registration No. 333-19527

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                               ___________

                           AMENDMENT NO. 4 TO
                           ------------------
                                FORM S-3

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                               ___________

                            RESPONSE USA, INC.
          (Exact Name of Registrant as Specified in its Charter)

              Delaware                             22-3088639
     ------------------------------             ------------------
      (State or Jurisdiction of                  (I.R.S. Employer
     Incorporation or Organization)             Identification No.)

                            11-H Princess Road
                     Lawrenceville, New Jersey 08648
                              (609) 896-4500
      (Address, Including Zip Code, and Telephone Number, Including
          Area Code. of Registrant's Principal Executive Offices)


                       Richard M. Brooks, President
                            Response USA, Inc.
                            11-H Princess Road
                     Lawrenceville, New Jersey 08648
                              (609) 896-4500
        (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)
                               ___________
                                Copies to:


                           Thomas A. Rose, Esq.
                      Schneck Weltman & Hashmall LLP
                        1285 Avenue of the Americas
                         New York, New York 10019
                              (212) 956-1500

           Approximate date of proposed sale to the public:    From time to
      time after the effective date of this registration statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.



                             RESPONSE USA, INC.

           1,233,381 Shares of Common Stock Issuable upon Exercise
            of Class A Redeemable Common Stock Purchase Warrants,
           1,481,950 Shares of Common Stock Issuable upon Exercise
          of Class B Redeemable Common Stock Purchase Warrants and
                      1,319,864 Shares of Common Stock

     This Prospectus relates to the sale of 2,715,331 shares of common stock, $.008 par value per share (the "Common Stock"), of Response USA, Inc. (the "Company"). Of such shares of Common Stock (i) 1,233,381 shares are issuable upon the exercise of 3,700,142 currently outstanding class A Common Stock purchase warrants ("Class A Warrants"), (ii) 1,481,950 shares of Common Stock are issuable upon the exercise of 4,445,848 currently outstanding class B Common Stock purchase warrants (the "Class B Warrants," and collectively with the Class A Warrants, the "Warrants"), and (iii) 1,319,864 shares of previously outstanding shares of Common Stock to be sold by selling stockholders. Each three Class A Warrants are exercisable to purchase one share of Common Stock for an aggregate exercise price of $2.50, through August 30, 1997, or such later date as may be determined by the Company. Each three Class B Warrants are exercisable to purchase one share of Common Stock for an aggregate exercise price of $3.25, through August 30, 1997, or such later date as may be determined by the Company. Commencing on August 1, 1997 (or such later date as may be determined by the Company, through the October 19, 1998 expiration date of the Warrants, each share of Common Stock will be issuable upon the exercise of ten Warrants (together with the payment of the exercise price of $4.50 for the Class A Warrants and $5.50 for the Class B Warrants). The Warrants were issued in connection with the Company's initial public offering. The exercise prices of the Warrants were previously reduced in order to encourage holders to exercise them. The Common Stock to be sold by the selling stockholders was issued to them in connection with the acquisition by the Company of stock or assets of unaffiliated entities.

      There can be no assurance that all or any part of the Warrants will be exercised. All expenses incurred in connection with this offering are being borne by the Company (which expenses are estimated to be approximately $30,000). The Company will also pay a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date, (ii) the exercise price of the Warrant was solicited by a member of the NASD, (iii) the Warrant was not held in a discretionary account, (iv) the disclosure of compensation arrangements was made both at the time of this Offering and at the time of exercise of the Warrant, (v) the solicitation of the exercise of the Warrant was not a violation of Regulation M under the Securities Exchange Act of 1934, and (vi) the solicitation agent is designated in writing as the soliciting NASD member.

      The Common Stock, Class A Warrants and Class B Warrants are traded on The Nasdaq SmallCap Market ("Nasdaq"), under the symbol RUOK, RUOKW and RUOKZ, respectively. On August 6, 1997, as reported by Nasdaq, the closing bid price for the Common Stock, Class A Warrants and Class B Warrants was $3.875, $1.00 and $.40625, respectively.
                    _________________________________

           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
 RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF
                          THEIR ENTIRE INVESTMENT.
                        SEE "RISK FACTORS." (PAGE 5)
                    _________________________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.
               The date of this Prospectus is          , 1997


                         AVAILABLE INFORMATION

           The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the securities offered by this Prospectus. For further information with respect to the securities offered hereby, reference is made to the Registration Statement and to the exhibits listed in the Registration Statement.

           The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, Proxy Statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York, 10007, and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Avenue, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrant's that file electronically.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-KSB for its fiscal year ended June 30, 1996 (including Amendments No. 1 and 2 thereto), the Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1996 (including Amendments No. 1 and 2 thereto), December 31, 1996 (including Amendments No. 1 and 2 thereto), and March 31, 1997, and the description of the Company's Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on April 11, 1996, as amended, and the Company's Reports on Form 8-K, dated as of September 30, 1996, March 12, 1997 and July 9, 1997 (including Amendment No. 1), all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing
of  such  documents.   Any  statement  contained  in  a  document
incorporated by reference herein is modified or superseded for all purposes to the extent that the statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents).




                       PROSPECTUS SUMMARY

           The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information, Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                          The Company

     Response USA, Inc. (the "Company"), through its wholly-owned subsidiaries, Response Ability Systems, Inc. ("Systems") and Emergency Response Systems, Inc. ("ERS"), markets a personal emergency response system, ("PERS") which enables users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter which is part of the PERS. When activated by the pressing of a button, the transmitter sends a radio signal to a receiving base installed in the user's home. The receiving base relays the signal over telephone lines to a monitoring station which provides continuous monitoring services. The monitoring station personnel verify the nature of the emergency and contact the appropriate emergency authorities in the user's area. The Company, through its wholly-owned subsidiary United Security Systems, Inc. ("USS"), is also engaged in the sale, installation, continuous monitoring and maintenance of electronic security systems.

           Systems commenced operations in 1985 and, by 1987, had sold over 4,000 franchises in 42 states for the distribution of PERS. Systems marketed the franchises to individuals who purchased such franchises as a part-time business or second source of income. The Company believes such franchisees were poorly capitalized. Systems incurred substantial losses in its franchise operations as costs to establish, maintain, promote and service the franchise network exceeded the revenues from the sale of the franchises. Such losses resulted in Systems filing a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. While in reorganization, Systems discontinued its franchise sales operations, and the Company has no intention of resuming new franchise sales, although a number of its original franchisees are still actively utilizing the Company's monitoring and purchasing its PERS. Since the confirmation of Systems' Plan of Reorganization in January 1990, Systems has devoted substantial efforts to broadening and diversifying its marketing programs to sell PERS units through national pharmacy chains including Revco D.S., Inc and K-Mart pharmacies, rather than direct marketing.

           The Company sells its PERS products directly to the consumer and through franchisees in the United States and a distributor in Canada under the "Instant Response" and "Response Ability" trade names. The Company also sells and leases PERS through its institutional division to hospitals and home health care agencies. In addition, the Company provides monitoring services through a third-party monitoring station located in Euclid, Ohio, to tens of thousands of users of the Company's PERS. The Company also sells PERS and related accessories, which are manufactured by a contractor located in Florida, to independent home alarm and other vendors under private label programs.

           The Company's electronic security business utilizes electronic devices installed in customers' businesses and residences to provide detection of events, such as intrusion or fire, surveillance and control of access to property. The detection devices are monitored by the same third-party monitoring station which monitors the Company's PERS units. In some instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems. USS commenced operation in March 1994, upon the acquisition of substantially all of the assets of two companies engaged in the electronic security business.

           The Company, then known as Larsen Software Corporation and originally incorporated in Utah in June 1984 for the purpose of acquiring computer software, consummated an intra-state offering in 1985 in which it issued 184,642 shares of common stock and received proceeds of $25,850 which were utilized principally to pay accounting and administrative costs. The Company, which changed its state of incorporation to Nevada in September 1989, did not engage in any significant business operations until August 1990 when it acquired all of the outstanding common stock of Systems. In connection with its acquisition of Systems, the Company changed its name to Lifecall America, Inc. Systems was incorporated in Delaware in 1985 to do business as a franchisor of direct sellers of PERS, and engaged principally in such business until October 1987, when it filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act. Systems' plan of reorganization (the "Plan of
Reorganization") was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. In March 1992, the Company changed its name to Response USA, Inc. and its state of incorporation from Nevada to Delaware. ERS was incorporated in Delaware in 1994. References to the Company include Systems, ERS and USS.

           The  Company's executive offices are located  at  11-H
Princess Road, Lawrenceville, New Jersey 08648, and its telephone number at that address is (609) 896-4500.

                      Recent Developments

          The Company completed a financing agreement with Mellon Growth Finance, a division of Mellon Bank, N.A. ("Mellon") on June 30, 1996, providing the Company with a revolving term loan of up to $15,000,000. As of March 31, 1997, the Company has drawn upon approximately $11,300,000 of such available credit. The loan bears interest at 1.75% above Mellon's prime interest rate and matures on June 30, 2000.

           Concurrently with the closing of the Mellon financing,
the  Company completed the private placement of 7,500  shares  of
1996   Series  A  Redeemable  Convertible  Preferred  Stock  (the
"Preferred Stock"), for an aggregate of $7,500,000.

      In September 1996, as a result of then current market conditions for the Common Stock, the Company suspended conversion of the Preferred Stock. In particular, there was a dramatic increase in the "short" position for the Common Stock from July through August, 1996. During this same period, the price of the Common Stock declined from $7.375 to $4.656. The Company commenced an investigation into the trading activity, including discussions with some of the Company's market-makers and a review of trading activity, the Company could find no basis for the increase in the short position or the decline in the price.
Lacking any other explanation, and based upon a practice sometimes used by investors after the purchase of convertible securities, the Company believed that certain investors may have been selling the Common Stock short in anticipation of the effectiveness of the registration statement which registered the sale of the Common Stock issuable upon conversion of the Preferred Stock. In the weeks that followed the effectiveness of the registration statement, the Company received requests for significant conversions into shares of Common Stock.

      The Company believed that it was not in the best interests of the Company to allow conversions which could result in a further precipitous drop in the market value of the Common Stock. Although the Company was concerned about this trading activity, and in fact retained the services of an expert (a University of Virginia professor of law who regularly provides expert testimony on such matters) to review the trading activity to determine if there were any improprieties, the Company did not believe that it had a sufficient basis to advise the Securities and Exchange
Commission ("SEC") or The Nasdaq Stock Market of the source of the trading activity. Furthermore, the Company was concerned about the impact on the overall market for its securities.The
Company  sold   the Preferred  Stock  with  the  belief that  the
investors in the offering would hold their preferred stock as an investment rather than selling at the first opportunity. The unusual trading activity was not necessarily illegal or improper under the rules and regulation of either the SEC or Nasdaq.


      On January 2, 1997, Lake Management LDC ("Lake") and KA Investments LDC, each Holders of the Preferred Stock, together filed a Complaint in the Court of Chancery of the State of Delaware against the Company challenging, among other things, the Company's decision to suspend conversion rights and seeking, among other things, specific performance under the Certificate of Designations to convert their Preferred Stock to Common Stock of the Company. The case is captioned Lake Management LDC and KA Investments LDC v. Response USA, Inc., Civil Action No. 15449. On February 10, 1997, the Company responded to the Complaint by filing an Answer, Defenses and Counterclaim. A Reply to the Counterclaim was filed on March 3, 1997. Lake participated in a group settlement with the other Preferred Holders, and dismissed the foregoing action. The Company also agreed to the payment to Lake of attorneys' fees.


      On February 18, 1997, Halifax Fund L.P., a holder of the Preferred Stock ("Halifax"), filed a Complaint in the Court of Chancery of the State of Delaware against the Company challenging, among other things, the Company's decision to suspend conversion and seeking, among other things, specific performance under the Certificate of Designations to convert its Preferred Stock to Common Stock of the Company. The case is captioned Halifax Fund, L.P. v. Response USA, Inc., Civil Action No. 15553. Halifax also filed a Motion for a Preliminary Injunction and a Motion for Expedited Proceedings. On March 5, 1997, the Court held a conference and denied Halifax's request for a hearing on its motion for a preliminary injunction. On March 11, 1997, Halifax filed a second Motion for a Preliminary Injunction. The Court held a telephonic conference on March 12, 1997 and denied Halifax's request for a hearing on its second preliminary injunction motion. Halifax filed a motion for partial summary judgment. On May 13, 1997, the Court orally granted partial summary judgment to Halifax solely with respect to its right to convert Preferred Stock into Common Stock. On May 28, 1997, the Court entered its Order granting partial summary judgment to Halifax, including among other things, specific performance of Halifax's right to convert and permanently enjoining the Company from denying the right to convert the Preferred Stock.


           Prior to June 30, 1997, the Company reached an agreement with the holders of the Preferred Stock (other than Halifax)(the "Holders"), pursuant to which the Holders agreed to refrain from all conversions of the Preferred Stock for the periods set forth below, and the Company agreed to issue to the Holders certain warrants as described below and to amend (subject to stockholder approval), the terms of the Preferred Stock by the filing of an Amended and Restated Certificate of Designation (the "Agreement").


           Pursuant to the terms of the Agreement, on June 26, 1997, each Holder received five thousand warrants (the "Warrants") for each 100 shares of Preferred Stock held as of June 26, 1997. The Warrants, which will not be redeemable by the Company, will be exercisable at a price per share of $2.00 to purchase one share of Common Stock. Fifty percent (50%) of the Warrants are exercisable after one (1) year from issuance; the remaining fifty percent (50%) shall be exercisable two (2) years from issuance. The term of the Warrants shall be ten years. The Common Stock issuable upon exercise of the Warrants shall be registered with the Securities Exchange Commission ("SEC") pursuant to a Registration Statement on Form S-3 which shall be filed by the Company with the SEC no later than August 21, 1997.


        In consideration of the issuance of the Warrants, and subject to the terms and conditions set forth in the Agreement, each Holder agreed (a) to give its proxy and its consent in favor of an Amended and Restated Certificate of Designation (the "Amendment"), and (b) to refrain from any and all conversions of such Holder's Preferred Stock, pursuant to the terms of the original Certificate of Designations, until the earlier of November 30, 1997 or upon the occurrence of default dates ("Trigger Dates"). If the Company fails to comply with the Trigger Dates, the Holders' right to convert its Preferred Stock shall be activated if and only if a majority of the Holders as of such Trigger Date have collectively provided appropriate written notice exercising such right. The Trigger Dates are comprised of the following: (1) the filing with the Securities and Exchange Commission ("SEC") of a Proxy Statement on or before July 10, 1997 (which filing was completed); (2) the mailing of a definitive proxy statement to the Company's stockholders for the Stockholders' Meeting on or before August 4, 1997 (subject to extension in the event the SEC conducts a review of this Proxy Statement); (3) the filing by the Company of a registration statement on Form S-3 or other appropriate form, with respect to the registration for resale of the shares issuable upon exercise of the Warrants and other shares of Common Stock issuable to the Holders, on or before August 21, 1997; (4) the filing by the Company of the Amendment and an amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock to at least 37,500,000 shares, on or before September 18, 1997 (subject to extension in the event the SEC conducts a review of this Proxy Statement); (5) the filing by the Company of a registration statement with the SEC for the primary issuance by the Company of securities to generate approximately $8,750,000 of net proceeds for use by the Company to redeem all of the Preferred Stock (the "Registration Statement"), on or before October 1, 1997; and (6) upon such applicable date as the Company abandons or withdraws the Registration Statement prior to the Registration Statement being declared effective for use by the Company on or before November 30, 1997.


   The Amendment gives the Company the right to redeem the Preferred Stock ("Redemption") for payment of the following to the Holders:

          1.Cash in an amount equal to One Thousand Three Hundred
          Fifty  Dollars  ($1,350) per share of  Preferred  Stock
          (the "Redemption Price"); and

          2.Interest at a rate of twelve percent (12%) per annum on the Redemption Price from May 12, 1997 until consummation of the Redemption.


  The Amendment provides that the suspension of conversion rights would no longer be effective and the right to convert the Preferred Stock shall be effective commencing on and after November 30, 1997, in accordance with the terms set forth in the Amended and Restated Certificate of Designations. In addition, pursuant to the Agreement, effective as of June 18, 1997, each Holder agrees to refrain from conversions of the Preferred Stock until the earlier of November 30, 1997 or certain other specified dates.


           Under the terms of the Certificate of Designations in effect prior to the Amendment, each share of Preferred Stock is convertible into shares of Common Stock, at the sole option of the Holder, based upon the following formula:

   The Premium + 1,000
  Conversion Price

where: (a) the Premium equals (i) 10% multiplied by (ii) the number of days from the date the purchaser deposited funds for the purchase of the Preferred Stock through and including the date of conversion divided by 365 and multiplied by (iii) one thousand (1,000); (b) 1,000 represents the face value of the Preferred Stock; and (c) the Conversion Price is equal to the lesser of (i) 80% of the average closing bid price of the Common Stock as reported by NASDAQ for the five trading days preceding the date of conversion or (ii) $5.00 per share. The Company may redeem all or any portion of the Premium for cash in lieu of converting such Premium into shares of Common Stock upon the foregoing conversion terms. A Holder is not entitled, however, to convert shares of the Preferred Stock which would result in such Holder and his affiliates beneficially owning more than 4.9% of the outstanding Common Stock. After a certain period of time after June 1, 1999, the Company may require conversion of the Preferred Stock upon the foregoing conversion terms.


          The Amendment provides that the 1,000 face value of the Preferred Stock utilized in the Conversion formula shall be increased to 1,200. In addition, the fixed price shall initially mean $5.00 and shall be reset on December 1, 1997 to the closing price of the Company's Common Stock on November 30, 1997, as reported by the NASDAQ Small Cap Stock Market ("NASDAQ") (or if not reported by NASDAQ, as reported by such other exchange or market where traded) (the "Fixed Price") and shall be reset on the first day (each a "Reset Date") of each month thereafter, beginning January 1, 1998, to an amount equal to the lower of (x) the Fixed Price in effect on the day immediately preceding such Reset Date and (y) the lowest closing price of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded) for any day during the calendar month immediately preceding such Reset Date. The Fixed Price and the amounts set forth in clauses (x) and (y) of the definition thereof shall be subject to equitable adjustments from time to time for stock splits, stock dividends, recapitalizations, reorganizations and similar transactions. The redmption price of the Preferred Stock was determined by negotiation between the Company and the holders of the Preferred Stock. Factors cosidered by the Company in agreeing to the redemption price included (i) the value to the Company and its stockholders in causing the holders of the Preferred Stock to refrain from converting until November 30, 1997, and
(ii) the likelihood of additional legal actions by holders of Preferred Stock seeking to recover damages from the Company, the probability of success of such legal actions, as well as the potential recoveries by the holders in such legal actions.


           On or before the opening of the market on Monday, December 1, 1997, the Company shall deposit into escrow, that number of shares of Common Stock reserved or required to be
reserved   pursuant  to  Section  5(c)  of  the  Certificate   of
Designations and necessary and sufficient for the purpose of effecting conversion of the Preferred Stock on or after November 30, 1997, in accordance with the terms of the Amended and Restated Certificate of Designations. Pursuant to the Amendment, the Company is required to reserve for issuance a sufficient  number  of  shares of  Common  Stock  to  effect  the conversion  of  all outstanding Preferred Stock, and  shall  have reserved for issuance 200% of shares then issuable upon conversion of the outstanding Preferred Stock (based upon the conversion price then in effect and assuming that the Preferred Stock is fully convertible. The escrow shall be established pursuant to an Escrow Agreement by and among the Company, the remaining Holders as of November 30, 1997 and American Registrar & Transfer Company, independent escrow agent (the "Agent")("Escrow Agreement"). The Agent shall process any and all conversion requests made by or on behalf of the Holders on or after December 1, 1997, and ending upon such date that no Preferred Stock is outstanding, pursuant to the terms of the Amended and Restated Certificate of Designations and the Escrow Agreement.


        On June 30, 1997, after the Company concluded the Agreement with the Holders, the Company agreed to convert 1000 shares of Preferred Stock owned by Halifax and issue to Halifax
900,000  shares  of  the  Company's Common  Stock.   The  Company
assisted in locating EC Capital Corp., a market maker in the Company's securities, as purchaser for the Common Stock received by Halifax upon conversion of its Preferred Stock. Halifax's Common Stock was purchased for an aggregate price of $1,500,000, comprised of $1,350 per share for each share of Preferred Stock, plus $150,000 for reimbursement of attorneys' fees. The Company issued to Halifax 5,000 Warrants for each 100 shares of Preferred Stock held. The litigation between Halifax and the Company was dismissed with prejudice upon receipt by Halifax of the full purchase price. In the event that the Company settles with any other Preferred Holder on terms which Halifax in its sole discretion believes are better than those received by Halifax in the settlement, Halifax has the right to elect the alternative settlement.


   The Company may use a substantial portion of the proceeds from the exercise of Warrants, if any, to repurchase some or all of the outstanding Preferred Stock. The possibility of such use of the proceeds from the exercise of the Warrants was a significant factor in the Company's determination to lower the exercise price of the Warrants. There can be no assurance that any holders of the Preferred Stock will accept an offer for repurchase of their shares. Furthermore, the Company may again permit the conversion
of  Preferred Stock into shares of Common Stock at any time.   As
of  July  11,  1997,  5,890  shares  of  Preferred  Stock  remain
outstanding.   Based on the current market price for  the  Common
Stock and the original conversion terms of the Preferred Stock, such shares would convert into an aggregate of 2,475,492 shares of
Common  Stock.   See  "Risk  Factors -  Conversion  of  Preferred
Stock."

   The  Company  has  been  considering a  number  of  additional alternatives  to  provide  financing for  the  Company's  growing
operations.   As  of  the date hereof, none  of  these  financing
opportunities are probable.

                             The Offering

      Securities  Offered     4,035,095  shares  of Common Stock,
                              of which 1,233,381 shares are
                              issuable upon the exercise of 3,700,142
                              Class A  Warrants,  1,481,950 shares
                              are  issuable upon  the  exercise  of
                              4,445,848  Class  B  Warrants  and
                              1,319,864 shares are  currently
                              outstanding and offered for resale by
                              selling stockholders.

      Use of Proceeds         Assuming all of the Class  A Warrants
                              and Class B Warrants are exercised,
                              of  which  there  can be no assurance,
                              the Company will receive an  aggregate
                              of $3,083,452 and $4,816,337, respectively,
                              less expenses of approximately $30,000
                              and any Warrant solicitation fee which may be paid. The net proceeds from the sale of Common Stock offered hereby offered hereby upon the exercise of Warrants will be used for the possible repurchase of shares of Preferred Stock and for working capital purposes. The
                              Company  will  not receive any proceeds
                              from the sale of Common Stock by the selling stockholders.

      Risk  Factors          The securities offered hereby involve a
                             high degree  of  risk.  See "RISK FACTORS."


      Nasdaq Trading
         Symbols             Common Stock - RUOK
                             Class A Warrants - RUOKW
                             Class B Warrants - RUOKZ


                          RISK FACTORS

           THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PRIOR TO PURCHASE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

           Unprofitable Operations; Significant Obligations. The Company incurred losses of $3,030,830, $4,411,898 and $5,148,494 for the years ended June 30, 1995 and June 30, 1996, and the nine months ended March 31, 1997, respectively. The Company is required to pay the long-term indebtedness of Systems in connection with Systems Plan of Reorganization, through the year 2000. The Company has funded its operations through various private placements of its securities, including the sale of the Preferred Stock, and through debt financing, including the Mellon financing. In this regard, the Company expects to incur significant interest expense as a result of the Mellon financing. In the past, the Company has used external sources of funding to finance its operations (including its debt service requirements) and expects to continue to use external sources of funding for such purpose until the Company's operations become profitable. However, there can be no assurance that such funds will continue to be available if needed. The inability to provide for its working capital needs would seriously inhibit the Company's development and adversely affect its results of operations and prospects.


           Possible Conversion of Preferred Stock In September 1996, as a result of then current market conditions for the Common Stock, the Company suspended conversion of the Preferred Stock. The Company and the holders of the Preferred Stock have entered into the Agreement which prohibits conversion until after November 30, 1997, subject to the Company's compliance with certain conditions. The Company intends to offer to repurchase some or all of the outstanding Preferred Stock. There can be no assurance that any holders of the Preferred Stock will accept an offer for repurchase of their shares. If the Preferred Stockholders do not accept such an offer or the Company is in default with respect to the Agreement, the holder may convert their Preferred Stock to Common Stock. Based on the current market price for the Common Stock and the original conversion terms of the Preferred Stock, such shares would convert into an aggregate of 2,475,492 shares of Common Stock.

           Consequences of Default under Plan of Reorganization. The Company's wholly-owned subsidiary, Systems, filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. Systems' Plan of Reorganization was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. The Plan of Reorganization provides for, among other things, long-term payments totalling approximately $2.8 million to secured and unsecured pre-petition creditors and for unpaid state and federal taxes. As of June 30, 1996, deferred payment obligations to such pre-reorganization creditors totalled $374,058, which are payable in varying installments (assuming the adherence to the repayment schedule), through the year 2000, as long as there are no defaults (failure to make timely payments) under the Plan of Reorganization. In the event that the Company should default in payment of these deferred obligations, Systems' pre-reorganization creditors could seek appropriate relief in the bankruptcy court, the result of which could range from dismissal or conversion of Systems' bankruptcy to a Chapter 7 proceeding requiring liquidation of Systems, or modification of Systems' Plan of Reorganization, which could have a material adverse effect upon the Company. Any such modified plan could require the Company to pay more to prepetition creditors than the amounts required under the existing Plan of Reorganization. To date, payments under the Plan of Reorganization have been made in a timely fashion.

          Dependence on Key Personnel. The Company believes that it is dependent to a significant degree on the services of Richard M. Brooks, its President, Chief Executive and Financial Officer and Ronald A. Feldman, its Chief Operating Officer. The Company has purchased key person insurance on the lives of Messrs. Brooks and Feldman in the amounts of $3,000,000 (payable to Mellon Bank) and $1,000,000 (payable to the Company) respectively. There can be no assurance that such insurance would be sufficient to compensate the Company in the event of the death of Mr. Brooks or Mr. Feldman. In addition, the Company has entered into five-year employment agreements with Messrs. Brooks and Feldman, effective on October 23, 1992, as amended to expire on June 30, 2000, but there can be no assurance that Mr. Brooks will remain with the Company during such term or thereafter. In the event that Mr. Brooks or Mr. Feldman or other key personnel should die, become incapacitated, resign, otherwise not remain with the Company or for any other reason be unable to perform their duties, there can be no assurance that the business and operations of the Company would not be adversely affected.

            Competition  and  Markets.   The  personal  emergency
response and electronic security services industries are highly competitive. There are numerous companies of comparable size to, or larger than, the Company and many smaller companies that sell PERS and electronic security service equipment and offer monitoring services. Many of the Company's competitors have significantly greater financial resources and a larger sales organization than the Company. In addition, while the Company generally competes with sellers of PERS and security services, there are numerous large national and multinational companies, with far greater resources than the Company, that compete in the information services industry and the electronic security services industry. The Company competes for the acquisition of new accounts on the basis of its reputation in the industry. The Company also competes in connection with the acquisition of blocks of existing accounts based on the financial package its offers the acquirees. There is no assurance that such larger companies will not attempt to enter the PERS market in the future, or, if they do, that the Company will be able to compete successfully.

           State and Federal Regulation. As a seller of personal emergency response units and electronic security systems, the Company is subject to laws and regulations administered by various states, the Federal Communications Commission, the Food and Drug Administration and the Federal Trade Commission. Some states require licenses or permits to sell PERS and electronic monitoring systems and to provide security services. In addition, federal and state regulations, including without limitation, consumer protection laws, govern the promotion and advertising activities of the Company and other sellers of the Company's products and services. The Company's relationship with its franchisees also is subject to regulation under federal and state franchise laws. Compliance with such laws and regulations is costly, and changes in laws and regulations could increase the cost of compliance and materially affect the Company in other respects not presently foreseeable. In the past, Systems has been the subject of enforcement actions brought under state and federal law to enforce certain of these laws and regulations concerning the sales of franchises. The Company believes that it is in compliance with all material state and Federal regulations. There can be no assurance that the Company will not be subjected to enforcement actions in the future.

           Products Liability and Errors and Omissions. The Company is subject to claims by customers that a PERS unit was defective, that the Company has failed to provide monitoring services as required, or that some action or inaction by the Company or failure of its products or services has caused or contributed to injury to the customer. While the Company has liability insurance which it deems adequate ($1,000,000 per occurrence and $5,000,000 in the aggregate), there can be no assurance that the Company will be able to maintain such insurance or will not be subjected to claims in excess of its insurance coverage.

           Prior Sale of Unregistered Securities. In February 1996, the Company consented to the issuance of an Order Instituting Proceedings pursuant to the Securities Act of 1933
(the "Securities Act") and the Securities Exchange Act of 1934 and Findings and Order of the Securities and Exchange Commission (the "Finding"), without admitting or denying any allegations or facts contained therein. In July 1993, the Company sold 60,000 shares of Common Stock pursuant to what it claimed to be an exemption from registration under Regulation S of the Securities Act. The Finding stated that such sales were made under circumstances in which the Company knew or should have known that such exemption was not available. Consequently, the Finding stated, the sales were made in violation of the registration provisions of the Securities Act. The Company consented to permanently cease and desist from committing or causing any violation, and any future violation, of Section 5 of the Securities Act.

           Limitation of Directors' Liability. The Company's Certificate of Incorporation limits the liability of the Company's directors for breach of their fiduciary duty of care to the Company. The effect of this provision is to eliminate the directors' liability for monetary damages resulting from negligent or grossly negligent conduct in most situations. A director remains responsible for damages to the Company resulting from a breach of his duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of law, receipt of an improper personal benefit, or approval of an illegal dividend or stock purchase. Liabilities under the federal securities laws also are not affected by this provision, as the SEC views such provisions as unenforceable.

           Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. There can be no assurance that preferred stock of the Company will not be issued at some time in the future.

           Shares Eligible for Future Sale; Market Overhang from Outstanding Warrants and Options. As of December 31, 1996, the Company had outstanding 4,130,908 shares of Common Stock, substantially all of which shares are freely transferable without restriction or further registration under the Securities Act. For the "restricted securities," under Rule 144, if certain conditions are met, persons who satisfy a two year "holding period" may sell within any three-month period a number of such shares which does not exceed the greater of one percent of the total number shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three-year holding period is satisfied, persons who are not "affiliates" of the issuer of the securities are permitted to sell such shares without regard to these volume restrictions.

           Warrants and options to purchase the following number of shares of Common Stock are outstanding: (i) 1,233,381 shares issuable upon exercise of Class A Warrants at a price of $2.50 per share, (ii) 1,481,950 shares issuable upon exercise of Class B Warrants at a price of $3.50 per share, (iii) 49,700 shares issuable upon exercise of Class C Warrants, (iv) 2,868,400 shares issuable upon exercise of options issued to officers, directors and employees of the Company, (v) 12,500 shares issuable upon conversion of convertible debentures, (vi) 175,000 shares issuable upon exercise of the warrants at $4.50 per share, (vii) 1,032,135 shares issuable at a price of $3.25 per share in connection with the Mellon financing, (viii) 2,475,492 shares issuable upon conversion of the Preferred Stock (based on the current price of the Common Stock and assuming the Company redeems the shares otherwise issuable with respect to the Premium), assuming the Preferred Stock is not repurchased by the Company.

           No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of currently restricted shares or newly issued shares of Common Stock into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

           Nasdaq Maintenance Requirements; Possible Delisting of Securities from Nasdaq System. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on Nasdaq. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1 per share; and that the minimum market value of the "public float" be at least
$1,000,000. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Company's current Common Stock price is above $1 per share, however, there can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing. If the Company's securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them.

           Penny Stock Regulation. In the event that the Company is unable to satisfy Nasdaq's maintenance requirements, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 promulgated under the Securities Exchange Act of
1934  for  non-Nasdaq and non-exchange listed securities.   Under
such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.

           The SEC adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (such exceptions including an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years). Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

           If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Company's Common Stock could be severely affected by limiting the ability of broker/dealers to sell the Company's Common Stock and ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

          Lack of Dividends. The Company has never paid and does not plan to pay in the foreseeable future any dividends on its Common Stock, although it is not restricted from doing so.


                        USE OF PROCEEDS

           Assuming all of the Class A Warrants and Class B Warrants are exercised, of which there can be no assurance, the Company will receive an aggregate of $3,083,452 and $4,816,337, respectively, less expenses of approximately $30,000 and any Warrant solicitation fee which may be paid. The net proceeds from the sale of Common Stock offered hereby upon exercise of the Warrants will be used for the possible repurchase of shares of Preferred Stock and for working capital purposes. Any proceeds not used for the repurchase of Preferred Stock will be used for working capital purposes. The Company will not receive any proceeds from the sale of Common Stock by the selling stockholders.


                      PLAN OF DISTRIBUTION

           The shares offered hereby may be offered and sold from
time to time by Warrantholders, or by pledgees, donees,transferees or other successors in interest. Such offers and sales may be made from time to time on Nasdaq or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, orin negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (a)purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such
methods of sale.   In effecting  sales, brokers or dealers engaged by
the stockholders or Warrantholders may receive commissions or discounts from the Warrantholders or from the purchasers in amounts to be
negotiated immediately   prior   to   the   sale.    The   stockholders
or Warrantholders may also sell such shares in accordance with  Rule
144 under the Securities Act.

      The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Warrantholders.

                          Shares          Beneficial Ownership
Stockholder               Offered      Prior to Sale  After Sale
------------              -------      -------------  ----------
BKR, Inc.               1,094,164          1,094,164       0
John Ives                  12,750             12,750       0
Ed Sigler                  12,250             12,250       0
Frank Fishman              12,000             12,000       0
Robert Gross                  700                700       0
Carlos Raposo              90,000             90,000       0
Michael Seidl              90,000             90,000       0
Bruce Goldenberg, MD TTEE
Bruce D. Goldenberg
Profit Sharing Plan         8,000              8,000       0


                         LEGAL MATTERS

          The validity of the shares of Common Stock and Warrants under applicable state law will be passed upon for the Company by Schneck Weltman & Hashmall LLP, 1285 Avenue of the Americas, New
York, New York 10019.


                            EXPERTS

           The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Fishbein & Company, P.C., Independent Certified Public Accountants, to the extent indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                 FOR SECURITIES ACT LIABILITIES

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and to the Selling Stockholders pursuant to the provisions of the Company's Certificate of Incorporation, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in he opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

            The amount of expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the shares registered hereby are set forth in the following table. All the amounts are estimates, except the registration fee and the NASD filing fee.

  Registration Fee                           $  2,140
  Legal fees and expenses                       8,000
  Accounting fees and expenses                  6,000
  Miscellaneous                                13,860
                                              -------
    Total                                     $30,000




Item 15. Indemnification of Directors and Officers.

               Article  V  of the Company's Bylaws  provides  the
following:

               5.1 Right to Indemnification. The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

               5.2 Advance of Expenses. The Corporation shall pay all reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the payment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

               5.3 Procedure for Determining Permissibility. To determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made (a) the stockholders of the Corporation or (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

                 5.4 Proceedings Initiated by Authorized Representatives. Notwithstanding any other provision of this
Article V, the Corporation shall be requested to indemnify an Authorized Representative in connection with a proceeding initiated by such Authorized Representative only if the proceeding was authorized by the Board.

               5.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

               5.6 Insurance and Other Indemnification. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

               5.7 Modification or Repeal. Any modification or repeal of any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

               Article  Nine  of  the  Company's  Certificate  of
Incorporation provides the following:

                A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director except for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission of occurring prior to such repeal or modification.

                If  the  Delaware  General  Corporation  Law   is
hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.



Item 16. Exhibits and Financial Statement Schedules.

         (a)  Exhibits.

2(a)     -    Agreement  and  Plan  of Reorganization  dated
              August  9, 1990, by and among the Company  (Corsica
              Capital   Corp.),  Management  of  Corsica  Capital
              Corp. and Lifecall Systems, Inc.(1)
2(b)     -    Plan and Agreement of Reorganization dated May
              13,  1991,  by  and  among  the  Company,  Lifecall
              Systems,  Inc.,  Monitor Emergency  Alert  Lifecall
              Systems, Inc., and its sole stockholder(1)
2(c)     -    Plan  and Agreement of Merger dated March  18,
              1992  by  and between Response USA, Inc. (Delaware)
              and Lifecall America, Inc.(1)
2(d)     -    Delaware  Certificate of Ownership and  Merger
              Merging  Response  USA, Inc., a Nevada  Corporation
              with  and into its wholly-owned subsidiary Response
              USA, Inc., a Delaware corporation(1)
2(e)     -    Nevada  Articles of Merger  of  Response  USA,
              Inc.  (Formerly Lifecall America, Inc.),  a  Nevada
              corporation,  into Response USA, Inc.,  a  Delaware
              corporation(1)
3(a)     -    Certificate of Incorporation of the Company(1)
3(b)     -    Bylaws of the Company(1)
3(c)     -    Certificate  of  Designation  of  1996  Series  A
              Preferred Stock
4(a)     -    Form of Common Stock Certificate(1)
4(b)     -    Form of Class A Warrant Certificate(1)
4(c)     -    Form of Class B Warrant Certificate(1)
4(d)     -    Form of Class C Warrant Certificate(1)
4(e)     -    Form of Warrant Agreement(1)
5        -    Opinion of Schneck Weltman & Hashmall  LLP  as
              to legality of securities being registered
10(a)    -    Lifecall Systems, Inc. Third Amended  Plan  of
              Reorganization with Order affirming  Third  Amended
              Plan of Reorganization dated January 9, 1990(1)
10(c)    -    Agreement  dated  October  31,  1991,  by  and
              between  Bucks  County Bank  &  Trust  Company  and
              Lifecall Systems, Inc.(1)
10(d)    -    Distributorship Agreement,  dated  October  6,
              1987  and  as  amended December 31, 1990,l  by  and
              between  Lifecall  systems,  Inc.  and  Teck  World
              Industries, Inc.(1)
10(i)    -    Emergency Backup Service Agreement dated  June
              13,   1991,   by  and  between  Lifecall  Emergency
              Response  Center, Inc., and the Emergency  Response
              People, Inc.(1)
10(j)    -    First Amended and Restated License and Royalty
              Agreement dated as of July 1, 1991, by and  between
              Lifecall  Systems, Inc. and the Emergency  Response
              People, Inc.(1)
10(l)    -    Master  Agreement dated September 6, 1991,  by
              and  between Visiting Nurse Associations of America
              and  Lifecall  Systems, Inc.  and  attached  Member
              Agency Form Agreement(1)
10(m)    -    Agreement dated March 17, 1992 by and  between
              Synchronal  Marketing, Inc.  and  Lifecall  Systems
              Inc.(1)
10(s)    -    Employment Agreement dated August 28, 1992, by
              and  between the Company and Richard R. Brooks, and
              Addendum thereto dated October 1, 1992(1)
10(t)    -    Employment Agreement dated August 28, 1992, by
              and  between the Company and Ronald A. Feldman, and
              Addendum thereto dated October 1, 1992(1)
10(u)    -    Consulting Agreement dated January 2, 1992  by
              and  among the Company, Lifecall Systems, Inc.  and
              Scott Affrime(1)
10(v)    -    Consulting Agreement dated May 22, 1986 by and
              between  LC  Products, Inc. and Nevin  Jenkins,  as
              amended(1)
10(w)    -    Incentive  Stock Option Plan  of  the  Company
              adopted  by the Company's Board on March  18,  1992
              and  approved  by  the  Company's  stockholders  on
              March 30, 1992(1)
10(x)    -    Restricted  Stock Option Plan of  the  Company
              adopted  August  20,  1990, as amended  August  30,
              1991, January 2, 1992 and March 18, 1992(1)
11       -    Calculation of Earnings (Loss) Per Share
22       -    Subsidiaries of the Company
24(a)    -    Consent of Fishbein & Company, P.C.
24(b)    -    Consent of Schneck Weltman Hashmall &  Mischel
              (included in Exhibit 5)



              1.    Filed   with  the  Registrant's  registration
              statement on Form S-1 (File No. 33-47589), and incorporated by reference herein.




Item 17.      Undertakings.

A.         Certificates

  The undersigned small business issuer hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) to include any additional or changed material information on the plan of distribution; provided, however, that paragraph (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof..


        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.


   Insofar  as indemnification for liabilities arising under  the
Securities Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                           SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville and State of New Jersey on the 7th of August, 1997.

                                RESPONSE USA, INC


                                By:/s/RICHARD M. BROOKS
                                   --------------------------
                                   Richard M. Brooks,
                                   Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                    DATE
-----------                     ---------                --------


/s/RICHARD M. BROOKS        Director, President,       August 7, 1997
--------------------        Chief Executive Officer
Richard M. Brooks           (Principal Executive,
                            Financial Accounting
                            Officer)

/s/RONALD A. FELDMAN        Director, Vice President   August 7, 1997
--------------------        and Chief Operating
                            Officer

/s/STUART LEVIN             Director                   August 7, 1997
---------------
Stuart Levin


                            Director
----------------
Robert M. Rubin


/s/TODD E. HERMAN           Director                   August 7, 1997
-----------------
Todd E. Herman